SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2001

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                       N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Attached is the press release issued by the Vermont Public Service Board discussing the approval of the Memorandum of Understanding between Central Vermont Public Service Corporation and the Vermont Department of Public Service concerning the Company's pending rate case and the recovery of costs associated with purchase of power from Hydro Quebec.

PRESS RELEASE

Vermont Public Service Board - 112 State Street, Drawer 20 - Montpelier, VT 05620-2701

FOR RELEASE AT 2:45 P.M.

VERMONT PUBLIC SERVICE BOARD
APPROVES 3.95 percent RATE INCREASE
FOR Central Vermont Public Service

Montpelier, Vermont -- June 26, 2001 -- 2:30 p.m.

Today the Vermont Public Service Board approves a settlement agreement between the Vermont Department of Public Service and Vermont's largest electric utility, Central Vermont Public Service Corporation, and permits CVPS to increase its retail rates by 3.95 percent above current temporary rates. The rate increase, and the resolution of issues arising from CVPS's 1991 decision to commit to purchase power from Hydro-Quebec, will provide CVPS with financial stability necessary to assure quality service for the Company's customers. The Board concludes that the interests of Vermont electric ratepayers, both in CVPS's service territory and elsewhere, will be best served by approval of the settlement agreement.

In addition to ensuring the financial viability of CVPS, the settlement agreement provides a number of benefits to the Company's customers, including:

    Establishment of service quality standards to assure continued high quality electric service for ratepayers;
    A rate freeze through the end of 2002, absent extraordinary circumstances;
    A cap on CVPS's earnings for 2001, 2002, and 2003;
    Final approval of rates for 1999-2001 (recognizing unrecovered costs of approximately $25 million associated with the contract to purchase power from Hydro-Quebec);
    A write-off of $9 million of expenses that CVPS could otherwise have sought from ratepayers, and the agreement by CVPS not to seek additional millions of dollars that it might otherwise be entitled to recover from ratepayers; and
    Assurance that any proceeds gained from CVPS's (and other Vermont utilities') arbitration of the power purchase contract with Hydro-Quebec arising from the 1998 ice storm will be passed on to ratepayers.

In addition to these ratepayer benefits included in the settlement agreement, the Board imposes one supplementary condition to further protect CVPS's customers:

    A requirement that CVPS return to ratepayers up to $16 million as a share of any premium realized by the Company in any future merger, acquisition, or asset sale.

Ratepayers have also benefited materially from (1) the earnings penalty imposed by the Board in 1994 (the total effect of which was $2.9 million); (2) CVPS's write-off of approximately $25 million of its Hydro-Quebec costs during the period in which temporary rates were in effect in 1999, 2000 and 2001; and (3) certain strategic decisions made by CVPS's Board of Directors. For example, in December 1994 the Board of Directors reduced the Company's dividend; this decision has resulted in an additional $43 million in earnings being available for reinvestment. These benefits to ratepayers play a significant role both in the Public Service Board's decision to accept the MOU and in the terms and conditions it adopted. In addition, the benefits to ratepayers resulting from CVPS's Board of Directors' decisions show the value of a diverse, competent, and professional Board of Directors.

The fundamental issue posed by CVPS's current rate request and the settlement agreement is the rate treatment of CVPS's purchases from Hydro-Quebec. Uncertainty as to CVPS's ability to recover all of its costs for these purchases has existed since 1994, when the Board concluded that CVPS's decision to lock-in early to the Contract to purchase power from Hydro-Quebec had been imprudent. This uncertainty has adversely affected the Company's credit rating and ability to raise capital. Large cost disallowances could imperil CVPS's financial viability.

In today's Order, the Board grants the rate increase based upon the conclusion that maintaining CVPS's financial viability will benefit ratepayers by ensuring that CVPS has access to capital and can maintain quality electrical service. In accepting and supplementing the settlement agreement, the Board follows past Vermont rulings that require consideration of the financial viability of a utility in setting its rates, as long as the final rates remain fair to the utility's customers. CVPS's present financial situation means that, without the rate increase granted today, the Company's credit rating would likely be downgraded to below investment grade. This would severely hamper CVPS's ability to obtain capital at reasonable cost, which in turn would impair CVPS's ability to meet new demand for service and to upgrade or replace existing facilities so that customers will receive reliable service. The Board concludes that the higher rates provided for in the settlement agreement will provide CVPS with sufficient revenues to operate consistent with its public service obligations, retain access to capital markets, and have a reasonable opportunity to maintain its financial viability. CVPS's financial stability also will benefit other Vermont utilities, by removing the possibility that they would have to purchase CVPS's share of the Hydro-Quebec contract in the event of a default, and by removing the potential that VELCO, the state's transmission-owning utility (which is primarily owned by CVPS), will be unable to obtain capital due to CVPS's health. Thus, the Board approves rates that (while in excess of those that would be allowed under a traditional review of the utility's allowed costs of providing service) are necessary to protect the interests of ratepayers.

The Board's Order also concludes that CVPS has not mitigated the above-market cost of that power arising from the Company's early lock-in to the Hydro-Quebec power purchase contract. Nonetheless, the Order determines that, considering CVPS's financial situation, it is in the best interest of ratepayers to resolve the uncertainty regarding CVPS's ability to recover its costs for purchasing power from Hydro-Quebec, and therefore imposes no further disallowances.

Overall, the Order maintains CVPS's financial viability, providing ratepayers with the strong prospect of a stable company capable of maintaining and improving the quality of service to its customers. Chairman Michael Dworkin said, "This proceeding takes place in the shadow of a major economic strain. The Hydro-Quebec power purchase has many attractive elements but it also has high financial costs. While CVPS's shareholders, through penalties, foregone revenues, and disallowances, will have born more than $37 million in costs, ratepayers also will bear much of the burden of the Hydro-Quebec power purchase contract. The settlement agreement presents many advantages as well as costs, but the greatest benefit to ratepayers is the ability to move on from shared pain to a future in which CVPS can focus upon providing quality service to its customers at least cost."

For more information contact:       Susan M. Hudson, Clerk of the Board
                                                       (802) 828-2358

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President, Corporate, Secretary, and General Counsel

June 26, 2001